GRANT PARK FUTURES FUND

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             WEEKLY COMMENTARY FOR THE WEEK ENDED FEBRUARY 18, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     2/18/05

                      WEEKLY ROR         MTD ROR           YTD ROR

CLASS A UNITS           -1.12%            1.31%             -4.73%
CLASS B UNITS           -1.14%            1.26%             -4.86%
* Subject to independent verification

The Fund experienced losses over the past week. Positions in the financial and foreign currency sectors were responsible for a majority of setbacks while gains came mainly from positions in the metals sector.

Long positions in the fixed income sector sustained losses as U.S. Treasury prices sank under the weight of comments made by Federal Reserve chairman Alan Greenspan. Speaking on Wednesday before the Senate Banking Committee the chairman said that the "economy seems to have entered 2005 expanding at a reasonably good pace, with inflation and inflation expectations well anchored..." and that Fed officials were perplexed by the decline in yields on some longer dated Treasury issues in the wake of the 1.5 percentage point boost that has occurred in the overnight lending rate since last June. Longs in the Thirty-year bond and Ten-year note contracts on the Chicago Board of Trade experienced losses as both contracts settled the week down more than a full point. Greenspan also said that the federal funds rate at 2.5 % "by most measures" remains fairly low, giving investors some concern that the Fed may move to tighten short-term rates when it meets in March. Prices continued to fall later in the week as the Producer Price Index rose 0.8% in December, four times what analysts were expecting from the Friday release. Long positions overseas also lost as prices for British gilts, euro bunds and the Eurex BOBL were all lower for the week. Canadian bonds also settled weaker, hurting longs there.

Short positions in the currency sector lost ground for the week as weakness in the U.S. dollar sent the value of foreign currencies higher. In what normally would have been favorable conditions for the greenback (higher producer prices and therefore the prospect of higher interest rates) analysts said that the weaker prices in the U.S. Treasury markets caused investors to sell the dollar, speculating that dollar denominated assets would decline in value. Shorts in the Swiss franc and Japanese yen posted losses as those currencies rallied against the greenback. The euro also gained against the dollar, hurting short positions there. Long positions in the dollar index in New York posted losses as the index settled 1.09 points lower for the week.

Lastly, long positions in the base metals markets provided the Fund with some profits as the weakness in the U.S dollar helped to boost prices for raw materials, according to analysts. Longs in the hi-grade copper market in New York recorded profits as the March contract rallied 6.95 cents to $1.4920 per pound. Overseas, longs in the aluminum, copper and nickel markets in London also posted profits as those markets settled higher for the week. Longs in the precious metals were also profitable as the silver market rallied 20.7 cents to close the March contract at $7.417 per ounce.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600,           Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com